Inuvo Reports Third Quarter 2016 Results

Little Rock, AR, October 26, 2016 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced financial results for the three and nine months ended September 30, 2016.

“After a soft second quarter, advertiser demand recovered, putting us back on track to quarterly sequential growth, which in the third quarter was 12%,” stated Rich Howe, Chairman and CEO of Inuvo. “On an Adjusted EBITDA basis, we delivered $420 thousand, or $0.02 per share, up 49% over the second quarter. We expect revenue in the last quarter of the year to continue to improve sequentially.“

Financial Highlights - First Nine Months and Third Quarter 2016

•	2016 first nine months’ revenue was up 5% year-over-year to $51.9 million.

•	Adjusted EBITDA for the first nine months of 2016 was $2.0 million.

•	2016 third quarter revenue was up 12% sequentially to $17.5 million, down from $19.3 million in the third quarter of 2015.

•	Adjusted EBITDA for the third quarter 2016 was up 49% sequentially to $420 thousand, or $0.02 per share.

•	GAAP net loss for the third quarter of 2016 was $263 thousand or $0.01 net loss per share.

•	Cash balance at September 30, 2016 was $3.6 million.

•	There was no bank debt at September 30, 2016.

•	Balance Sheet strengthens with current ratio improving from .88 at December 31, 2015 to .97 at September 30, 2016.

•	Inuvo renewed the $10 million bank revolving credit agreement for an additional two years.

“Our long term goal, set out in 2014 to reach a $100 million annual run rate, or $25 million per quarter, during 2017 is very much on track,” said Rich Howe.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. Both segments utilize the company’s ad delivery software as a service (SaaS) technologies.

Financial results for the three-month period ended September 30, 2016
Net revenues for the third quarter of 2016, were $17.5 million, recovering from a soft second quarter of 2016 where revenues were $15.6 million and compared to $19.3 million for the three months ended September 30, 2015. Both business segments improved sequentially in the third quarter of 2016. Revenue in our Partner Network was $6.2 million in the third quarter of 2016 compared to $4.7 million in the three months that ended June 30, 2016, a 30% increase. Revenue in the Owned and Operated Network was $11.3 million in the third quarter of 2016 compared to $10.9 million in the three months that ended June 30, 2016, a 4% increase.

Partner Network revenue in the third quarter of 2015 was $7.2 million. The lower Partner Network revenue in the third quarter this year compared to the same quarter last year is due in part to lower advertiser demand which persisted into the early part of the third quarter of 2016.

Owned and Operated Network revenue in the third quarter of 2015 was $12.0 million. The lower revenue in the Owned & Operated Network in the third quarter this year compared to the same quarter last year is due in part to a decrease in marketing expenditures and in part due to the demand weakness described earlier. Operating expenses increased by approximately $58 thousand in the third quarter of 2016 over the same quarter last year.

For the quarter ended September 30, 2016, GAAP net loss was $263 thousand or $0.01 net loss per share compared to $651 thousand net income, or $0.03 net income per diluted share, for the quarter ended September 30, 2015. This year’s net loss included a one-time net income from discontinued operations of $171,844 or $0.01 net income per share. Adjusted EBITDA in the period was $420 thousand or $0.02 per share.

Balance Sheet as of September 30, 2016
At September 30, 2016, cash and cash equivalents totaled $3.6 million and there was no bank debt. The current ratio improved from .88 at December 31, 2015 to .97 at September 30, 2016.

Conference Call Information
Date: Wednesday, October 26, 2016
Time: 4:15 p.m. ET
Domestic Dial-in number: 1-888-510-1785
International Dial-in number: 1-719-457-2647
Live webcast: http://public.viavid.com/player/index.php?id=121352

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through November 9, 2016. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 2666972 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves hundreds of millions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald or Valter Pinto
914-669-0222
alan@CapMarketsGroup.com

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash	$3,638,111	$4,257,204
Accounts receivable, net	6,315,256	7,001,337
Unbilled revenue	10,999	16,154
Prepaid expenses and other current assets	383,752	345,752
Total current assets	10,348,118	11,620,447

Property and equipment, net	1,751,924	1,805,561
Other assets
Goodwill	5,760,808	5,760,808
Intangible assets, net	8,574,936	9,320,951
Other assets	29,229	224,759
Total other assets	14,364,973	15,306,518
Total assets	$26,465,015	$28,732,526

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	7,873,231	10,080,315
Accrued expenses and other current liabilities	2,804,056	3,169,445
Total current liabilities	10,677,287	13,249,760
Long-term liabilities
Deferred tax liability	3,799,600	3,799,600
Other long-term liabilities	330,008	722,722
Total long-term liabilities	4,129,608	4,522,322

Total stockholders' equity	11,658,120	10,960,444
Total liabilities and stockholders' equity	$26,465,015	$28,732,526

INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
Net revenue	$17,485,087	$19,254,052	$51,864,448	$49,402,809
Cost of revenue	5,136,242	5,876,429	13,392,598	19,038,392
Gross profit	12,348,845	13,377,623	38,471,850	30,364,417
Operating expenses
Marketing costs	9,921,395	10,153,987	30,395,472	21,659,395
Compensation	1,650,474	1,540,730	4,973,192	4,073,240
Selling, general and administrative	1,229,177	1,047,808	3,759,225	3,214,113
Total operating expenses	12,801,046	12,742,525	39,127,889	28,946,748
Operating (loss) income	(452,201)	635,098	(656,039)	1,417,669
Interest expense, net	(25,729)	(23,101)	(71,784)	(111,674)
(Loss) income from continuing operations before taxes	(477,930)	611,997	(727,823)	1,305,995
Income tax benefit	43,013	7,332	91,999	379,085
Net (loss) income from continuing operations	(434,917)	619,329	(635,824)	1,685,080
Net income from discontinued operations	171,844	32,065	172,197	37,632
Net (loss) income	(263,073)	651,394	(463,627)	1,722,712

Earnings (loss) per share, basic and diluted
From continuing operations	($0.020)	$0.03	($0.030)	$0.07
From discontinued operations	0.01	-	0.01	-
Net (loss) income	($0.010)	$0.03	($0.020)	$0.07
Weighted average shares outstanding
Basic	24,694,566	24,271,895	24,571,271	24,209,667
Diluted	24,694,566	24,788,469	24,571,271	24,549,072

By Segment (Unaudited):
Net revenue
Partner Network	$6,165,769	$7,241,441	$16,187,174	$24,098,859
Owned and Operated Network	11,319,318	12,012,611	35,677,274	25,303,950
Total	$17,485,087	$19,254,052	$51,864,448	$49,402,809
Gross profit
Partner Network	$1,050,256	$1,381,134	$2,870,589	$5,111,050
Owned and Operated Network	11,298,589	11,996,489	35,601,261	25,253,367
Total	$12,348,845	$13,377,623	$38,471,850	$30,364,417

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

INUVO, INC.

RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
(Loss) income from continuing operations before taxes	($477,930)	$611,997	(727,823)	$1,305,995
Interest expense, net	25,729	23,101	71,784	111,674
Depreciation	325,236	229,350	958,704	615,778
Amortization	231,060	234,294	699,648	690,951
Stock-based compensation	315,596	251,144	1,002,044	385,818

Adjusted EBITDA	$419,691	$1,349,886	$2,004,357	$3,110,216

Reconciliation of (Loss) Income from Continuing Operations before Taxes to Adjusted EBITDA:

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as (loss) income from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, and (iv) stock-based compensation. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.